                                                                   Exhibit 10.17

                           CRITICAL THERAPEUTICS, INC.

                              CONSULTING AGREEMENT

      This Agreement dated as of January 31, 2001 is between Critical Therapeutics, Inc., a Delaware corporation (the "Company"), and Kevin J. Tracey, M.D. (the "Consultant"), a. member of the medical staff at North Shore-Long Island Jewish Research Institute, (together with any other non-profit institution with which the Consultant may be affiliated in the future, the "Institution").

1.    SERVICES

            1.1 Services. The Company hereby retains the Consultant to perform such consulting and advisory services in the Field (as defined in Section 1.2) as the Company may from time to time reasonably request (the "Services"). The Consultant shall also serve as a member of the Company's Scientific Advisory Board ("SAB") until his membership is terminated by him or by written notice tram the Company's Board of Directors.

            1.2. The Field. During the term of this Agreement, the term "Field" shall mean the discovery and development of therapeutic products for application in critical care and inflammation and diagnostic products intended to be sold in conjunction with such therapeutic products. Following termination of this Agreement, for purposes of Section 1.4(a), the term "Field" shall be limited to those projects that were either (a) actually undertaken by the Company or (b) described in a written proposal approved by the Company's Board of Directors or
(c) pursued to the extent that the Company developed or obtained proprietary scientific or business information relating thereto, before termination of this Agreement.

            1.3 Commitment. The Consultant agrees to make himself available to render the Services from time to time as requested by the Company at such times and locations as may be mutually agreed, provided that the Consultant shall not be required to devote time equivalent to more than 42 days pet year to the performance of the Services.

      1.4 Exclusivity.

            (a) Subject to the following sentence and subsection 1.4(c), the Consultant agrees that he will not, without the approval of the Company, render advice or services in the Field (whether as a director, scientific advisory board member, officer, employee, consultant or otherwise) to a for-profit entity. It is understood that nothing herein shall be construed to restrict or limit the duties the Consultant is performing or may perform in the course of, or incidental to, his appointment at the Institution, including but not limited to research sponsored by a third party commercial entity, nor shall anything herein be construed to restrict or limit the Consultant's right to serve as an advisor to any hospital, or to any governmental or not-for-profit organization.

The Consultant's obligations under this subsection l.4(a) shall be applicable during the term of this Agreement and for the one (1) year period following termination of this Agreement.

            (b) Notwithstanding the foregoing, in the event that, during the term of this Agreement, the Consultant performs research which is sponsored by a third party commercial entity and in the Field, the Consultant shall provide prompt written notice to the Company and the Company may, at its option, terminate this Agreement as provided in Section 7.4.

            (c) In the event that, at any time during the term of this Agreement and the period of one (1) year following termination hereof, the Consultant is not principally employed by the Institution and if, notwithstanding a reasonably diligent search of not less than ninety (90) days (the "Search Period"), he is unable (i) to find Alternate Employment with a non-profit employer or (ii) because of the restrictions of Section 1.4(a), to find Alternate Employment with a for-profit employer, then the Company may only enforce Consultant's obligations under this Section 1.4 after the expiration of the Search Period if it either:

            (x) narrows the scope of the "Field" to the extent that Section 1.4(a) does not bar any Alternate Employment he does find or

            (y) pays the Consultant compensation in an amount equal to the Consultant's annual rate of compensation last received from the Institution, commencing at the end of the Search Period and continuing on a bi-weekly basis until such time as the Consultant commences Alternate Employment; provided that if Consultant would be able to secure Alternate Employment but for the lack of suitable compensation, the Company may enforce Consultant's obligations under Section 1.4(a) by paying Consultant an amount equal to the difference between the compensation last paid by the Institution to the Consultant and the compensation payable by such employment.

            As used herein, "Alternate Employment" means a position commensurate with Consultant's principal skills and the stature of his current employment and at a level of compensation not less than that last paid Consultant by the Institution.

2.    TERM

      Subject to Section 7, this Agreement will be for a term beginning as of the date set forth in the first paragraph and ending four years thereafter.

3.    COMPENSATION AND EXPENSES

            3.1 Compensation. As full compensation for the Services, the Company shall pay the Consultant (i) $75,000 during the first year of this Agreement,
(ii) $77,250 during the second year of this Agreement, (iii) $79.567.50 during the third year of this Agreement and (iv) $81,954.53 during the fourth year of this Agreement. Such fees shall be payable in arrears on the earlier of the date of closing of' the Company's first institutional equity financing or October 31, 2001, and thereafter bi-weekly in arrears in accordance with the Company's regular payroll practices

      3.2 Expenses. The Consultant shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred by the Consultant in the performance of the Services following submission of written expense statements and other supporting documentation in accordance with the policy and practice of the Company.

4.    THIRD PARTY RESTRICTIONS AND POLICIES

      4.1 Absence of Restrictions. The Consultant represents that, except as set forth on Exhibit A, he is presently under no contractual or other restriction or obligation which is inconsistent with the Consultant's execution of this Agreement or the performance of the Services, and during the term of this Agreement, the Consultant will not enter into any agreement, either written or oral, which conflicts with this Agreement. In the event of any conflict between the Consultant's obligations under this Agreement and his obligations under any such other restriction or obligation set forth on Exhibit A, such other restriction or obligation shall take precedence.

      4.2 Compliance with Institutional Policies. The Company recognizes that, as a member of the medical staff of the Institution, the Consultant is responsible for ensuring that any consulting agreement the Consultant enters into with a for-profit entity is not in conflict with the patent, ownership of inventions, consulting or other policies of the Institution, and the Consultant represents and warrants that the Consultant has determined that this Agreement complies with all such Institution policies. If the Consultant is required by the Institution to disclose to it any proposed agreements, the Consultant represents that he has made such disclosure and obtained any necessary formal approvals of this Agreement by the Institution.

5.    OWNERSHIP OF INVENTIONS

      5.1 "Inventions" means all inventions, ideas, discoveries, developments, methods, data, information, improvements and biological or chemical materials, (whether or not reduced to practice and whether or not protectible under state, federal, or foreign patent, copyright, trade secrecy or similar laws) which are conceived, created or developed by the Consultant (whether alone or with others)
(i) in the course of providing Services or as a direct result of Confidential Information acquired by Consultant and on the premises or at the direct expense of the Company and (ii) are not generated in the course of the Consultant's activities as an employee of the Institution and are not owned by the Institution or assignable to the Institution.

      5.2 Ownership by Company. Subject to Section 5.4 below, all Inventions are and shall remain the exclusive property of the Company, and the Company may use or pursue them without restriction or additiona1 compensation. The Consultant shall promptly and fully disclose to the Company any and all Inventions. The Consultant shall maintain complete written records of all Inventions and of all work or investigations done or carried out by the Consultant at all stages thereof, which records shall be the exclusive property of the Company.

      5.3 Assignment of Inventions. Subject to Section 5.4 below, the Consultant hereby assigns and agrees to assign to the Company all of the Consultant's right, title and interest in and to any Inventions. The Consultant agrees to cooperate fully in obtaining patent, copyright or other proprietary protection for such Inventions, all in the name of the Company and at the

Company's cost and expense, and shall execute and deliver all requested applications, assignments and other documents, and take such other measures, as the Company shall reasonably request in order to perfect and enforce the Company's rights in the Inventions (including transfer of possession to the Company or all Inventions embodied in tangible materials), and hereby appoints the Company its attorney to execute and deliver any such documents on its behalf in the event the Consultant fails or refuses to do so.

      5.4 Avoidance of Claims by Institution. The Consultant will not perform any Services for the Company on the premises of the Institution or with its facilities or funds or in any other manner which could result in claims by Institution of rights in any Inventions without the express prior agreement of Company and Institution. In furtherance of the foregoing, the Company shall have no rights under this Agreement in or to any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of research under the control of the Institution. The Company also acknowledges and agrees that it will enjoy no priority or advantage as a result of the Consultant's consultancy created by this Agreement in gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by the Consultant in his capacity as an employee of the Institution. Notwithstanding the foregoing, it is understood that Consultant shall have the right to disclose, and shall disclose, to the Institution's office of Corporate Sponsored Research and Licensing, in confidence, all Inventions which relate to Consultant's research at the Institution in order that the Institution may independently verify that such Inventions are not subject to the policies of the Institution.

      5.5 Third Party Claims. Unless covered by an appropriate agreement between any third party and the Company, the Consultant shall not engage in any activities or use any facilities in the course of providing Services, which could result in claims of ownership to any Inventions being made by such third party.

6.    CONFIDENTIAL INFORMATION AND MATERIALS

      6.1 "Materials" means all tangible biological or chemical materials furnished to the Consultant by the Company in connection with performance of the Services, as well as any other materials derived from such materials, including any progeny derived from a cell line, monoclonal antibodies or recombinant proteins produced from such materials, and substances routinely purified from any source material included in such materials. It is understood that Materials shall not include any tangible biological or chemical materials discovered, made or prepared at the Institution by the Consultant or under the Consultant's direction, and transferred to the Company by the Institution, nor shall it include any derivatives of such materials and that the rights and obligations of the Company and of the Consultant with respect to any such material shall be governed by a duly executed agreement between the Institution and the Consultant.

      6.2 "Confidential Information" means any information relating to the scientific or business affairs of the Company that is treated by the Company as confidential or proprietary. Confidential Information is contained in various media, including records of research data and observations, records of clinical trials, patent applications, computer programs, supply and customer lists, internal financial data and other documents and records of the Company, whether or not labeled or identified as "Confidential" or prepared by the Consultant in the performance of the Services hereunder. Any similar information obtained by or given to the Company about or belonging to its suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others is referred to herein as "Third Party Confidential Information" and is subject to the exclusions comparable to those set forth in the next paragraph.

      Confidential Information does not include information which (a) was known to the Consultant at the time it was disclosed, other than by previous disclosure by the Company; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is made available to the Consultant by a third party who did not derive it from the Company and who imposes no obligation of confidence on the Consultant: or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all available protection and reasonable advance notice is given to the Company.

      6.3 Consultant Acknowledgement. During the course of performing the Services, Consultant may become aware of or have access to Confidential Information and/or Materials. Consultant acknowledges the Company is and shall at all times remain the sole owner of the Confidential Information and Materials.

      6.4 Nondisclosure and Nonuse of Confidential Information and Materials. The Consultant shall not directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any third party any Confidential Information, Materials or Third Party Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of the Company; nor will the Consultant use such Confidential Information, Materials or Third Party Confidential Information for the Consultant's own benefit or for the benefit of any other third party.

      6.5 Publications. The Consultant agrees to submit to the Company a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed which contains information describing or deriving from those activities within the Field with respect to which the Consultant has actually performed Services for the Company prior to publication to enable the Company to determine if patentable Inventions or Confidential Information of the Company would be disclosed. The Company shall have a 45-day period in which to make such determination. The Consultant shall cooperate with the Company in this respect and shall delete from the manuscript or other disclosure any Confidential Information if requested by the Company and shall assist the Company in filing for patent protection for any patentable Inventions prior to publication or other disclosure.

      6.6 Use and Return of the Confidential Information and Material. The Consultant shall exercise all commercially reasonable precautions to protect the integrity and confidentiality of the Confidential Information, Materials and Third Party Confidential Information. The Consultant acknowledges that the use of Materials is at the sole risk of the Consultant, and agrees to use the Materials in accordance and compliance with any and all appropriate guidelines or regulations established by any governmental authority. The Consultant will not remove any Confidential Information or copies thereof or physical samples of Materials from the Company's premises except to the extent necessary to perform the Services. Upon termination of this Agreement, and in any case upon the Company's request, the Consultant shall return immediately to the Company all copies and other tangible manifestations of Confidential Information and all Materials then in the Consultant's possession or control. The Consultant shall return any Third Party Confidential Information upon request of the third party or the Company. .

7.    TERMINATION

      7.1 Early Termination for Failure to Close Equity Financing. In the event that the Company fails to consummate an equity financing raising at least $10,000,000 on or prior to October 31, 2001, the Company may in its discretion terminate this Agreement upon no less than thirty (30) days' prior written notice given to the Consultant no later than November 30, 2001.

      7.2 Early Termination by the Consultant. The Consultant may terminate this Agreement at any time without cause upon written notice to the Company.

      7.3 Early Termination by Either Party for Breach. In the event of any material breach of this Agreement by either party that is not cured within ten
(10) days after written notice from the non-breaching party, the non-breaching party may terminate this Agreement by giving written notice to the breaching party; provided that (a) if such breach is incapable of being cured, this Agreement shall terminate immediately upon such notice and (b) if such breach is capable of being cured but cannot be cured within such 10-day period and the breaching party has promptly commenced action to cure such breach and is diligently prosecuting such cure, such breach shall not constitute grounds for termination unless it is not cured within ninety (90) days after the non-breaching party's notice of such breach.

      7.4 Early Termination for Conflicting Research. In the event that Consultant gives notice of his intent to perform research which is sponsored by a third party commercial entity and in the Field pursuant to Section 1.4 above, the Company may, at its option, terminate this Agreement upon not less than ten
(10) days' prior written notice to the Consultant given within thirty (30) days after the Consultant's notice.

      7.5 Early Termination due to Death or Disability. This Agreement shall terminate upon the death of the Consultant or upon 30 days' written notice from either party in the event of the Consultant's Disability. As used herein, "Disability" means the Consultant's inability by reason of physical or mental impairment to perform the services contemplated herein for ninety (90) or more days within any six-month period.

      7.6 Effect of Termination. Termination of this Agreement shall not affect any liabilities accrued hereunder through the date of termination. The provisions of Sections l.4(a), 5, 6, 7.6, and 8 shall survive termination; provided that the Consultant's obligations under Sections 6.4 and 6.5 shall survive for only five (5) years following termination. In the event this Agreement is terminated after vesting and repurchase restrictions have been imposed upon any shares of the Company's capital stock owned by the Consultant, if and to the extent provided in a separate Restricted Stock Agreement between Consultant and the Company, termination of this

Agreement shall result in termination of vesting of, and/or the imposition of repurchase rights with respect to, certain shares held by the Consultant.

8.    MISCELLANEOUS

      8.1 Status. The Company and the Consultant agree that the Consultant will be an independent contractor for all purposes, including but not limited to payroll and tax purposes, and that the Consultant shall not, as a result of the relationship established by this Agreement, in any way represent himself to be an employee, partner, joint venturer or agent with or of the Company.

      8.2 Publicity. Subject to the policies of the Institution, Consultant consents to the use by the Company of his name and likeness in written materials or oral presentations to current or prospective customers, investors or others, provided that such materials or presentations accurately and appropriately describe the nature of Consultant's relationship with or contribution to the Company, and further provided that Company shall have provided Consultant a reasonable prior opportunity to review and comment thereon.

      8.3 Notice. All notices hereunder shall be in writing and shall be given to the other party at the address or facsimile number set forth below, or at such other address or facsimile number as either may specify in writing to the other. All notices shall be effective when deposited in the United States mail with proper postage for first class registered or certified mail, return receipt requested, or when delivered personally or dispatched by facsimile, addressed:

If to the Company:                  CTI
                                    PMB 461 One Kendall Square
                                    Bldg 600
                                    Cambridge, MA 02139
                                    Facsimile:__________________

If to the Consultant:               Kevin J.  Tracey
                                    17 Highview Avenue
                                    Old Greenwich, CT 06870
                                    Facsimile:_____________________

      8.4 Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party; provided that the Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, but only if the Company obtains the agreement of such successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

      8.5 Entire Agreement. This Agreement constitutes the entire agreement of the parties, and supersedes all previous written or oral representations, agreements and understandings between the Company and the Consultant, with regard to the subject matter hereof. This Agreement may be amended or extended only by a writing signed by both parties.(1)

      8.6 Applicable Law. This Agreement shall be governed by, and construed in accordance with the law of The Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

      8.7 Consent to Jurisdiction. The parties to this Agreement hereby irrevocably consent and submit to the exclusive jurisdiction of any Commonwealth of Massachusetts or Federal court sitting in Boston in any action or proceeding of any type whatsoever arising out of or relating to this Agreement.

      The parties hereby cause this Agreement to be signed as an instrument under seal.

                                         CRITICAL THERAPEUTICS, INC.

                                         By: /s/ H. Shaw Warren M.D.
                                             -----------------------------------
                                         Name:  H. Shaw Warren M.D.
                                         Title:  Chairman, Board


                                         CONSULTANT:

                                         /s/ Kevin J. Tracey, M.D.
                                         ---------------------------------------
                                         Kevin J.  Tracey, M.D.


--------

1 N.B. Amendment is also restricted by Section 4,4(b) of the Company's June____, 2001 Investor Rights Agreement.

                                    EXHIBIT A

                                  CONFIDENTIAL



                    PREEXISTING RESTRICTIONS AND OBLIGATIONS:

         Consultant is party to a Consulting Agreement with CoAxia, Inc.

                           CRITICAL THERAPEUTICS, INC.

                                 AMENDMENT NO. 1

                                       TO

                              CONSULTING AGREEMENT

      This Amendment No. 1 dated January 16, 2003 (the "Amendment") to the Consulting Agreement dated January 31, 2001 (the "Agreement") between Critical Therapeutics, Inc., a Delaware corporation (the "Company"), and Kevin J. Tracey (the "Consultant") is hereby entered into by the Company and the Consultant. Except as set forth below, the Agreement shall remain in full force and effect. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.

      WHEREAS, the Company has been granted a license under certain North Shore
- Long Island Jewish Research Institute patent rights and technology relating to vagal stimulation;

      WHEREAS, the Consultant has provided and shall continue to provide services related to the development of the vagal stimulation technology; and

      WHEREAS, the Company and the Consultant desire to amend the Agreement to provide for additional compensation to the Consultant in connection with the licensing and continued development of the vagal stimulation technology.

      NOW, THEREFORE, for valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

      1. Acting in accordance with Section 8.5 of the Agreement, the Agreement is hereby amended as follows:

                  a. Section 2 shall be deleted in its entirety and a new
            Section 2 shall be inserted in lieu thereof which shall read as follows:

                        "Subject to Section 7, this Agreement will be for a term
                  beginning as of January 31, 2001 and ending on January 31, 2007."

                  b. Subsection 3.1 shall be deleted in its entirety and a new
            Subsection 3.1 shall be inserted in lieu thereof which shall read as follows:

                        "Compensation. As full compensation for the Services,
                  the Company shall pay the Consultant (i) $75,000 during the first year of this Agreement, (ii) $137,250 during the second year of this Agreement, (iii) $139,567.50 during the third year of this Agreement, (iv) $141,954.53 during the fourth year of this

            Agreement, (v) $144,413.17 during the fifth year of this Agreement and (vi) $146,945.57 during the sixth year of this Agreement. Such fees shall be payable semi-monthly in arrears in accordance with the Company's regular payroll practices."

                  c. A new Subsection 3.3 is added after Subsection 3.2 and
            reads as follows:

                  "3.3 Royalties. The Company shall pay royalties to the
            Consultant of:

            (a) for Products resulting directly from medicinal chemistry work performed by the Consultant's laboratory:

                  (i) one percent (1%) on Net Sales by the Company or its Affiliates; and

                  (ii) five percent (5%) of royalty payments received from third parties by the Company or its Affiliates;

            (b) for Products not resulting directly from medicinal chemistry work performed by the Consultant's laboratory:

                  (i) one-half percent (0.5%) on Net Sales by the Company or its Affiliates; and

                  (ii) two and one-half percent (2.5%) of royalty payments received from third parties by the Company or its Affiliates.

            (c) For purposes of this Subsection 3.3, the following terms shall have the meanings specified below:

                  (i) "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

                  (ii) "Net Sales" shall mean the gross amount billed or invoiced and received by the Company or its Affiliates (but not sublicensees) for sale or other disposition of Product(s) to independent third parties, less the following: (A) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (B) amounts repaid and credited by reason of rejection or return; and (C) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on production, sale, transportation, delivery, or use of the Product that is paid by or on behalf of the Company and its Affiliates. Net Sales will be determined from the books and records of the Company and its Affiliates maintained in accordance with generally accepted accounting principles, consistently applied.

                  (iii) "Product(s)" shall mean any product (A) covered by a patent owned and/or controlled by the Institute related to vagal stimulation technology under which the Company has been licensed; or (B) made by a process covered by a patent owned and/or controlled by the Institution related to vagal stimulation technology under which the Company has been licensed."

      2. The Agreement, as supplemented and modified by this Amendment, together with the other writings referred to in the Agreement or delivered pursuant thereto which form a part thereof, contains the entire agreement among the parties with respect to the subject matter thereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

      3. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference in the other documents entered into in connection with the Agreement, shall mean and be a reference to the Agreement as amended hereby. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

      4. This Amendment shall be governed by, and construed in accordance with, the law of The Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

      5. This Amendment may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         [The remainder of this page has intentionally been left blank.]

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment No.1 to Consulting Agreement as of the day and year first above written.



                                         CRITICAL THERAPEUTICS, INC.


                                         By: /s/ Paul Rubin
                                             -----------------------------------
                                         Name:
                                         Title:



                                         CONSULTANT

                                         /s/ Kevin J. Tracey
                                         ---------------------------------------
                                         Kevin J.  Tracey